Exhibit 10.2

                   Description of Bonus Compensation Plans for
                  Chief Financial Officer of CorVu Corporation
                                       and
                Managing Director of CorVu Australasia Pty. Ltd.

      Chief Financial Officer of CorVu Corporation. Effective August 1, 2006, the Company's Chief Financial Officer, David C. Carlson, receives an annual base salary in the amount of $172,000 per year and can earn bonus compensation based on the Company's achievement of quarterly budgeted results and the achievement of personal objectives as agreed upon by the Company and Mr. Carlson. Mr. Carlson's base bonus is equal to 30% of his base salary. Seventy percent of the bonus (21% of base salary) is based on the Company's achievement of quarterly budgeted results. No portion of this bonus is payable if less than 90% of quarterly budgeted results are achieved. For each percentage point over 90%, the bonus payable is equal to 10% of Mr. Carlson's base salary so that the entire portion of this bonus is payable if the Company achieves 100% of quarterly budgeted results. In addition, for results in excess of 100% budgeted results, Mr. Carlson receives an additional two percent for every percentage point over 100%. The remaining thirty percent of the bonus (9% of base salary) is based on the achievement of personal objectives as agreed upon by the Company and Mr. Carlson. No bonus payments will be due unless the Company is profitable after the accrual of the bonus payments; if quarterly goals are missed, the bonus payment missed can still be earned if the goals for the entire year are achieved.

      Managing Director of CorVu Australasia Pty. Ltd. Effective July 1, 2006, the managing director of the Company's Asia-Pacific subsidiary, Justin M. MacIntosh, receives an annual base salary in the amount of $200,000 per year. In addition, Mr. MacIntosh receives an override commission equal to 3.5% of all license and services revenue generated by his region. Mr. MacIntosh can also earn bonus compensation based on the achievement of quarterly results of the region and targeted research & development expenditure levels. Mr. MacIntosh's base bonus is equal to 15% of his base salary. Eighty percent of the bonus (12% of base salary) is based on the achievement of quarterly budgeted results for the Asia-Pacific region. No portion of this bonus is payable if less than 90% of quarterly budgeted results are achieved. For each percentage point over 90%, the bonus payable is equal to 10% of Mr. MacIntosh's base salary so that the entire portion of this bonus is payable if the region achieves 100% of quarterly budgeted results. In addition, for results in excess of 100% budgeted results, Mr. MacIntosh receives an additional 1.5% of his base salary for every ten percentage points over 100% budgeted results. The remaining twenty percent of the bonus (3% of base salary) is based on the achievement of targeted research & development expenditures. No bonus payments will be due unless the subsidiary is profitable after the accrual of the bonus payments; if quarterly goals are missed, the bonus payment missed can still be earned if the goals for the entire year are achieved. Additionally, Mr. MacIntosh receives a quarterly bonus payment equal to 6% of any net income generated by the Asia Pacific subsidiary.